Exhibit 99.1

Contact:	Emily Claffey/Benjamin Spicehandler/Columbia Clancy
Sard Verbinnen & Co
212-687-8080

RONALD BERNSTEIN APPOINTED NON-EXECUTIVE CHAIRMAN OF LIGGETT VECTOR BRANDS

Nicholas Anson Appointed President & COO

MIAMI, FL, February 19, 2020 – Vector Group Ltd. (NYSE: VGR) today announced that Ronald J. Bernstein, President and Chief Executive Officer of Liggett Group LLC and Liggett Vector Brands LLC, will retire after nearly 30 years of service, effective March 31. Mr. Bernstein, 66, will continue to serve on Vector’s Board of Directors, and has agreed to transition into the role of Non-Executive Chairman of Liggett Vector Brands and Senior Advisor to both companies. Nicholas Anson, current Executive Vice President – Finance, Administration and Chief Financial Officer of Liggett Vector Brands, will assume the role of President & Chief Operating Officer of Liggett Group and Liggett Vector Brands. Mr. Anson joined Liggett Vector Brands in 2001 and has served in numerous senior roles over his nearly 20 years with the Company.

Howard M. Lorber, President and Chief Executive Officer of Vector, said, “On behalf of the Board and Management, we sincerely thank Ron for his outstanding contributions over a successful tenure of almost three decades. Under Ron’s leadership, Vector’s tobacco segment has grown annual revenues to over $1 billion and gained meaningful market share. We are deeply grateful that we will continue to benefit from Ron’s perspective and counsel as a Board member, Senior Advisor and Non-Executive Chairman of Liggett Vector Brands, and we wish him all the best in his retirement. We congratulate Nick on his new role and look forward to his ongoing contributions to Liggett’s success.”

“It has been an honor and privilege to serve this great company for nearly 30 years, and I look forward to remaining involved with Liggett in my new roles,” said Mr. Bernstein. “I want to thank my colleagues for their terrific partnership and collaboration through the years, and commend Nick on his well-deserved appointment. I am confident Nick is the right person to lead Liggett and continue its tremendous success well into the future.”

Vector is a holding company for Liggett Group LLC, Vector Tobacco Inc., New Valley LLC, and Douglas Elliman Realty, LLC. Additional information concerning the company is available on the Company’s website, www.VectorGroupLtd.com.

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